SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES AND EXCHANGE ACT of 1934

January 20, 2004
Date of Report
(Date of earliest event reported)

G REIT, INC.

(Exact name of registrant as specified in its charter)

Virginia	0-50261	52-2362509

(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

1551 N. Tustin Avenue
Suite 200
Santa Ana, California 92705
(Address of principal executive offices)

(877) 888-7348
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.
ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
SIGNATURES

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     We filed a Form 8-K on February 4, 2004 to report the acquisition of AmberOaks Corporate Center. We are filing this Form 8-K/A to correct the date of acquisition.

AmberOaks Corporate Center – Austin, Texas

     On January 20, 2004, G REIT, Inc. (the “Company”) through its wholly-owned subsidiary, GREIT — AmberOaks LP, a Texas limited partnership, purchased five buildings at AmberOaks Corporate Center located in Austin, Texas from an unaffiliated third party for a purchase price of approximately $35,525,000. The purchase was financed with a loan of approximately $14,700,000 from LaSalle Bank National Association (“LaSalle”). The Company is required to make interest only payments until the due date of January 20, 2006, at the Company’s option of (1) LaSalle’s prime rate plus 0.50% or (2) up to 3 months LIBOR plus 3.00%. The rate will be subject to a floor of 4.25%. The Company paid an acquisition fee to Triple Net Realty, Inc. (“Realty”), an affiliate of the Company’s advisor, of $908,900, or approximately 2.6% of the purchase price.

     AmberOaks is a Class A five-building office portfolio totaling approximately 281,885 square feet that is part of an eight-building complex built during 1999-2001. An affiliate of the Company’s advisor purchased the remaining three buildings. AmberOaks is located in Northwest Austin in an area that has been consistently listed as one of the top five fastest growing counties in the country. The property is proximate to neighborhoods, retail and business services.

     AmberOaks is approximately 76% leased to seven tenants. At the date of acquisition, URS Corporation (aka Radian International) occupied approximately 62% of the property. No leases expire during the next twelve months.

     The Company does not anticipate making any significant repairs or improvements to AmberOaks over the next few years except for costs associated with leasing up the property. A Phase I environmental assessment completed in connection with the purchase of AmberOaks found no hazardous conditions. For federal income tax purposes, AmberOaks depreciable basis is approximately $30,200,000.

     The Company has retained Realty to manage AmberOaks for a property management fee equal to 5% of the gross income of the property in addition to compensation for property-level services, including leasing fees, loan origination and servicing fees and property tax reduction fees.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Financial Statements

     It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this report no later than 60 days after the date the initial report on Form 8-K must be filed.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G REIT, INC.

Date: February 19, 2004	By:	/s/ ANTHONY W. THOMPSON

Anthony W. Thompson
President and Chief Executive Officer

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